Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the stockholders and board of directors

RREEF Property Trust, Inc.:

We consent to the incorporation by reference in Supplement No. 1 to the Prospectus in the Post-Effective Amendment No. 11 to this Registration Statement on Form S-11 (Commission File No. 333-208751) of the following reports, and to the references to our firm under the heading “Experts” included herein:

i.	Our report dated March 7, 2018, with respect to the consolidated balance sheets of RREEF Property Trust, Inc. and subsidiaries as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive loss, equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related financial statement schedule III, real estate and accumulated depreciation (collectively, the “consolidated financial statements”), appearing in RREEF Property Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.

ii.	Our report dated November 6, 2015 related to the historical summary of gross income and direct operating expenses of The Flats at Carrs Hill for the year ended December 31, 2014 included in the Current Report on Form 8-K/A file with the SEC on November 6, 2015.

iii.	Our report dated January 22, 2016 related to the historical summary of gross income and direct operating expenses of Loudoun Gateway I for the year ended December 31, 2014 included in the Current Report on Form 8-K/A filed with the SEC on January 22, 2016.

iv.	Our report dated December 1, 2016 related to the historical summary of gross income and direct operating expenses of Allied Drive for the year ended December 31, 2015 included in the Current Report on Form 8-K/A filed with the SEC on December 1, 2016.

Our reports related to (ii) through (iv) above refer to the fact that the statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and are not intended to be a complete presentation of revenue and expense.

/s/ KPMG LLP

San Francisco, California

April 16, 2018